UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

___________________

Date of Report
(Date of earliest
event reported):	January 17, 2006

THE MARCUS CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-12609	39-1139844
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125
(Address of principal executive offices, including zip code)

(414) 905-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On January 17, 2006, The Marcus Corporation (the "Company") issued a press release announcing that its Board of Directors (the "Board") declared a special cash distribution of $7.00 per share on the Company's issued and outstanding Common Stock and Class B Common Stock (the "Special Distribution"), approximately $213 million in the aggregate, payable on February 24, 2006, to shareholders of record as of the close of business on February 3, 2006 (the "Record Date"). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

        Pursuant to a private letter ruling received by the Company from the Internal Revenue Service, the Special Distribution has qualified for treatment as a distribution in partial liquidation of the Company's limited service lodging subsidiaries. As such, for federal income tax purposes, individual shareholders should be eligible to receive capital gains treatment as if they had sold part of their stock, taking into account their tax basis in their stock. However, shareholders should consult their own personal financial and tax advisors regarding the tax treatment of the Special Distribution. Additionally, the Special Distribution is being paid pro rata to holders of Common Stock and Class B Common Stock as of the Record Date in accordance with the Company's Articles of Incorporation because the Special Distribution is a distribution in partial liquidation of certain of the Company's subsidiaries.

        In connection with the Special Distribution, and pursuant to the terms of The Marcus Corporation 1994 Nonemployee Director Stock Option Plan, The Marcus Corporation 1995 Equity Incentive Plan and The Marcus Corporation 2004 Equity Incentive Plan (the "Plans"), the Board and the Compensation Committee approved certain adjustments, described in detail below, to the stock options outstanding under each of the Plans in order to avoid dilution of the intended benefits to existing optionees holding outstanding options under the Plans which would otherwise result as a consequence of the Special Distribution. However, no enlargement of benefits to optionees will occur as a result of these adjustments. Except as specifically described below, all terms and conditions of the options outstanding under the Plans will remain the same. Such adjustments will impact the outstanding stock options held under each of the Plans by Company's directors and certain executive officers. As of January 17, 2006, there were options outstanding under the Plans to acquire 1,170,111 shares of the Company's Common Stock, and options with respect to 306,000 shares were held by directors and named executive officers.

        Each stock option outstanding under the Plans as of the Record Date will be subject to the following adjustments to the number of shares of Common Stock purchasable upon exercise of such option and the per share option exercise price of such option.

        The number of shares of Common Stock purchasable by each optionee upon the exercise of each option outstanding under the Plans on the Record Date will be adjusted upwards by multiplying such number of shares by a fraction, the numerator of which will be the "Pre-Special Distribution Current Market Price" (as defined below), and the denominator of which will be the Pre-Special Distribution Market Price minus the per share Special Distribution amount.

Option Share	=	Number of Option	X	Pre-Special Distribution Current
Adjustment		Shares as of Record		Market Price
		Date		Pre-Special Distribution Current
Market Price - Special Distribution

        Additional option shares eligible for issuance as a result of this adjustment will be vested or unvested in the same proportion as before the adjustment.

        The per share exercise price payable upon exercise of each option outstanding under the Plans on the Record Date will be adjusted downward by multiplying such per share exercise price immediately prior to the Record Date by a fraction, the numerator of which will be the Pre-Special Distribution Current Market Price minus the per share Special Distribution amount, and the denominator of which will be the Pre-Special Distribution Current Market Price.

Option Exercise	=	Exercise Price as of	X	Pre-Special Distribution Current
Price Adjustment		Record Date		Market Price - Special Distribution
Pre-Special Distribution Current
Market Price

        “Pre-Special Distribution Current Market Price” means the closing sale price of the Company’s Common Stock on the New York Stock Exchange on the day before the ex-distribution date of the Special Distribution.

Item 8.01.	Other Events.

        The Form 10-Q of the Company for the quarterly period ended November 24, 2005, as filed with the Securities Exchange Commission on January 3, 2006, incorrectly reported the number of shares of the Company’s Common Stock outstanding at December 29, 2005. The correct number of shares of the Company’s Common Stock outstanding at December 29, 2005 was 21,441,701.

Item 9.01.	Exhibits.

        (99.1)   Press Release of The Marcus Corporation, dated January 17, 2006, regarding the declaration of a special cash distribution.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION
Date: January 17, 2006	By: /s/ Douglas A. Neis
Douglas A. Neis
Chief Financial Officer and Treasurer

THE MARCUS CORPORATION

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(99.1)	Press Release of The Marcus Corporation, dated January 17, 2006, regarding the declaration of a special cash distribution.

E-1